Exhibit 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS     www.1stcent.com

Redlands, California—April 13, 2006— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced first quarter operating results. The Company reported earnings for the quarter ended March 31, 2006 of $1.7 million, compared to earnings of $1.0 million for the first quarter 2005, representing a 70%, or $706,000 increase. Basic earnings per share1 were 54 cents for the current quarter compared to 32 cents for the same period last year. Diluted earnings per share1 were 50 cents for the current quarter compared to 30 cents for the same period last year.

The Return on Average Equity and Return on Average Assets as of March 31, 2006 were 20.36% and 1.52%, respectively, compared to 14.40% and 1.10%, for the same period in 2005, respectively. The increases in Return on Average Equity and Return on Average Assets are attributed to our record earnings, which resulted primarily from an increase in average earning assets, and an increase in yield from our total gross loans that exceeded the increase in cost of funds.

Total net loans increased $10.6 million, or 3% from $381.2 million from December 31, 2005 to March 31, 2006. Deposits, at $422.6 million, represent an increase of $21.3 million, or 5% from $401.3 million for the same period. Total assets reached a record high of $481 million at March 31, 2006, up 5%, or $24.5 million, from $456 million at December 31, 2005. The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “Management is proud to report the most profitable quarter in the Company’s history. We look forward to the challenges and opportunities for the balance of 2006. The Annual Shareholders’ Meeting is set for May 16, 2006 and hope our valued shareholders can join us.”

Patrick J. Meyer, Chairman of the Board stated, “We are delighted to reach record performance during the first quarter of 2006. We will continue to work hard to earn the continued trust and confidence shown to us by our loyal shareholder and customer base.”

In February 2006, the Company reported results for the year of 2005. Net income for the year ended December 31, 2005 was $5.1 million compared to $3.0 million for all of 2004, an increase of 68%, or $2.1 million. Basic earnings per share1 were $1.62 in 2005 compared to $0.98 for 2004, while diluted earnings per share1 were $1.51 for 2005 compared to $0.92 for 2004.

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

[1]	All per share data has been adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

March 31, 2006 and December 31, 2005

Dollar amounts in thousands	2006	2005
	(Unaudited)
ASSETS
Cash and due from banks	$17,879	$16,862
Federal funds sold	31,100	21,505

Total cash and cash equivalents	48,979	38,367
Interest-bearing deposits in financial institutions	2,350	2,334
Investment securities, available for sale	11,141	12,208
Stock investments restricted, at cost	1,636	1,620
Loans, net of allowance for loan losses of $5,848 and $5,376	391,776	381,153
Accrued interest receivable	2,243	2,425
Premises and equipment, net	3,493	3,652
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,301	6,735
Other assets	3,619	3,518

Total assets	$480,718	$456,192

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$109,388	$106,121
Interest-bearing deposits	313,240	295,154

Total deposits	422,628	401,275
Accrued interest payable	212	170
Federal funds purchased	—	—
Borrowings from Federal Home Loan Bank	—	—
Other liabilities	3,950	3,020
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	445,096	422,771

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 2,125,643 and 2,100,075 shares at March 31, 2006 and December 31, 2005, respectively	27,281	26,803
Retained earnings	8,333	6,617
Accumulated other comprehensive income	8	1

Total shareholders’ equity	35,622	33,421

Total liabilities and shareholders’ equity	$480,718	$456,192

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three Months Ended March 31, 2006 and 2005 (unaudited)

	March 31,
Dollar amounts in thousands, except per share amounts	2006	2005
Interest income:
Interest and fees on loans	$8,558	$7,000
Deposits in financial institutions	28	39
Federal funds sold	271	11
Investments:
Taxable	95	139
Tax-exempt	40	41

Total interest income	8,992	7,230

Interest expense:
Interest bearing demand and savings deposits	1,162	352
Time deposits $100,000 or greater	561	275
Other time deposits	321	205
Interest on borrowed funds	339	398

Total interest expense	2,383	1,230

Net interest income	6,609	6,000
Provision for loan losses	465	350

Net interest income after provision for loan losses	6,144	5,650

Noninterest income:
Customer service fees	328	321
Gains from sale of loans	265	55
Conduit loan sale income	495	302
Other income	80	236

Total noninterest income	1,168	914

Noninterest expense:
Salaries and employee benefits	2,487	2,958
Net occupancy expense	551	447
Other operating expense	1,443	1,528

Total noninterest expense	4,481	4,933

Income before provision for income taxes	2,831	1,631
Provision for income taxes	1,115	621

Net income	$1,716	$1,010

Basic earnings per share[1]	$0.54	$0.32

Diluted earnings per share[1]	$0.50	$0.30

[1]	Adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.